Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-186617
February 13, 2013

CONTINUED INVESTMENT IN BLOOM LAKE EXPECTED TO SIGNIFICANTLY INCREASE PRODUCTION VOLUMES AND REDUCE COSTS

CURRENT BUSINESS PLAN OBJECTIVES

SALES PROFILE
(MILLION METRIC TONS)

14.0 – 14.5
6.5 – 7.0
2013 Outlook
Phase I & Phase II

BLOOM LAKE CAPITAL EXPENDITURES
($ MILLIONS)

Phase II expansion
2011 & 2012
$734
Phase II expansion[1]
Remaining
$900

CASH COSTS
($ PER METRIC TON)

$85-$90
$70-$75
Mid-$60s
2013 Outlook
Targeted Phase I cash costs
Long-term

2013 Outlook Targeted Phase I cash costs Long-term CONTINUED INVESTMENT IN BLOOM LAKE EXPECTED TO SIGNIFICANTLY INC REASE PRODUCTION VOLUMES AND REDUCE COSTS SALES PROFILE (MILLION METRIC TONS) Source: Management estimates, company filings and earnings releases 1 Excludes sustaining capital BLOOM LAKE CAPITAL EXPENDITURES ($ MILLIONS) CASH COSTS ($ PER METRIC TON) 2013 Outlook Phase I & Phase II $85 - $90 • Phase II construction expected to be completed in 2014/2015 • Total remaining expansion capital expenditure at Bloom Lake estimated at $900 million during Phase II construction − Excludes sustaining capital • Targeting a 100%+ increase in run - rate production • Targeting a significant reduction in cash cost per ton $734 $900 Remaining 2011 & 2012 $70 - $75 Mid - $60s Phase II expansion Phase II expansion 1 CURRENT BUSINESS PLAN OBJECTIVES 6.5 – 7.0 14.0 – 14.5

Cautionary Note on Forward-Looking Statements

This document contains certain “forward-looking” statements within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this document and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements relate to, among other things, our intent, belief or current expectations of our directors or our officers with respect to: our future financial condition; results of operations or prospects; estimates of our economic iron ore and coal reserves; our business and growth strategies; and our financing plans and forecasts. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including, without limitation: uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited, or Consolidated Thompson); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other risks described in our reports filed with the SEC. These factors and the other risk factors described in this document, including the exhibits attached hereto, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. The forward-looking statements contained in this document are made as of the date of this document and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, Cliffs does not undertake any obligation to update or revise any forward-looking statements contained in this document, whether as a result of new information, future events or otherwise.

Registration statement
The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC at J.P. Morgan Securities LLC, Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, 866-803-9204; or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 866-500-5408.